CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Thrivent Series Fund, Inc. of our reports dated February 16, 2024, relating to the financial statements and financial highlights of Thrivent Multidimensional Income Portfolio and Thrivent Opportunity Income Plus Portfolio, which appear in Thrivent Series Fund, Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

Minneapolis, Minnesota
March 26, 2024